Exhibit 10.2
COMPENSATION ARRANGEMENT FOR ROBERT SALVONI
On March 2, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Harris Interactive Inc. (the “Company”) approved a monthly bonus of 2,000 GBP (the “Monthly Bonus”), with retroactive effect to November 2009, for Robert Salvoni, who, at that time, was the Company’s Managing Director of Europe and Asia. The Monthly Bonus was awarded to Mr. Salvoni in recognition of the significant time and effort expended by him in working to improve the financial performance of the Company’s Asia operations. Mr. Salvoni received the Monthly Bonus for the last time in March 2010.
In connection with Mr. Salvoni’s appointment to President, International of the Company, on April 3, 2010, the Committee approved an increase in the base salary for Mr. Salvoni from 172,165 GBP to 195,000 GBP, with retroactive effect to the date he was appointed to this role, April 1, 2010. The Compensation Committee concluded that this base salary increase was appropriate to compensate Mr. Salvoni for the additional management duties and responsibilities assumed by him as a result of his new role.